Golub Capital BDC, Inc. Completes $300 Million Term Debt Securitization

Largest Collateralized Loan Obligation Backed Primarily by Middle-Market Loans Issued in 2010

Chicago, IL, July 16, 2010

Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), announced today that it has completed a $300 million term debt securitization. The proceeds, net of expenses, will be used to refinance the company’s existing credit facility.

The transaction was executed through a private offering of approximately $174 million of Aaa/AAA notes issued by a subsidiary of the company and priced at LIBOR plus 2.40%.

“We are delighted with this new debt facility. It has better pricing, longer term and a more flexible reinvestment period than the financing we described in the IPO prospectus,” said Golub Capital BDC, Inc. CEO David Golub.

The notes have not been and will not be registered under the Securities Act of 1933 or any state “blue sky” laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2009, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” and “Mezzanine Financing Agent of the Year” by M&A Advisor.  As of March 31, 2010, Golub Capital managed over $4.0 billion of capital, with a team of 48 investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Golub Capital BDC, Inc.’s filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:
Sean Coleman
212-660-7265
scoleman@golubcapital.com